Exhibit 99.1
Horizon Offshore to Present at Raymond James Investor Conference
HOUSTON, March 2, 2007 – Horizon Offshore, Inc. (Nasdaq/GM: HOFF) (the “Company”) plans to make a presentation to the investment community at the Raymond James 28th Annual Institutional Investors Conference in Orlando, Florida. The presentation is scheduled for 8:05 a.m. Eastern Time, Monday, March 5, 2007, and will be held at the Hyatt Regency Grand Cypress. The presentation by David W. Sharp, the Company’s Chief Executive Officer, and by Ronald D. Mogel, the Company’s Chief Financial Officer, will be available via live webcast at http://www.wsw.com/webcast/rj26/hoff/
A link to the above addresses will be available on the investor relations page of the Company’s website at http://www.horizonoffshore.com/inc/Presentations.asp?year= Please go to the web site 15 minutes early to register to listen to the live webcast and to download and install any necessary software. For those who cannot listen to the live webcast, a replay audio webcast will be available through the Company’s website at the link above.
The slides used in the presentation will also be available on the investor relations page of the Company’s website at http://www.horizonoffshore.com/inc/Presentations.asp?year=
About Horizon Offshore, Inc.
Horizon and its subsidiaries provide marine construction services for the offshore oil and gas and energy industries. The Company’s fleet is used to perform a wide range of marine construction activities, including installation and repair of marine pipelines to transport oil and gas and other sub sea production systems, and the installation and abandonment of production platforms.

Contact:	Ronald D. Mogel
(713) 243-2753
Horizon Offshore, Inc.